Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
Group Practice Services Incorporated:

We consent to the inclusion of our report dated March 28, 2003, with respect to the consolidated balance sheets of Group Practice Services Incorporated (formerly Clinical Chemistry Holdings, Inc.) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Novitron International, Inc. dated July 14, 2003.

/s/ KPMG LLP
Roanoke, Virginia
July 14, 2003